Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Otelco Inc.
Oneonta, Alabama

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-169738) of Otelco Inc. of our reports dated March 4, 2011, relating to the consolidated financial statements, and the effectiveness of Otelco Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

Atlanta, Georgia
March 4, 2011